Exhibit (10)(gg)
J. ALEXANDER’S CORPORATION (THE “COMPANY”)
SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
I. DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

RETAINERS	2007

Board retainer	$15,000
In addition, non-employee directors are paid a fee of $1,500 for each attended meeting of the Board or any Committee of which he or she is a member. Each director who is not also an employee of the Company is eligible for grants of non-qualified stock options under the 2004 Equity Incentive Plan. Generally, directors who are not employees of the Company have been awarded options to purchase 10,000 shares of Common Stock upon joining the Board and options to purchase 1,000 shares of Common Stock for each succeeding year of service, with the exercise price equal to the fair market value of the Common Stock on the date of grant. Pursuant to the terms of the 2004 Equity Incentive Plan, no non-employee director is eligible for a grant of incentive stock options under the Plan.
II. EXECUTIVE OFFICER COMPENSATION. The following table sets forth the 2007 annual base salaries and the fiscal 2006 performance bonuses provided to the Company’s Chief Executive Officer, Chief Financial Officer and other highly compensated executive officers (the “Named Officers”).

		FISCAL 2006
EXECUTIVE OFFICER	2007 SALARY	BONUS AMOUNT

Lonnie J. Stout	$364,250	$123,165
R. Gregory Lewis	$189,850	$53,280
J. Michael Moore	$150,050	$35,450
Mark A. Parkey	$149,850	$34,338
The following table sets forth the 2007 cash bonus targets as a percentage of 2007 base salary set for the Company’s Named Officers under the Company’s Cash Incentive Performance Program.

FISCAL 2007
EXECUTIVE OFFICER	BONUS TARGET

Lonnie J. Stout	35%
R. Gregory Lewis	30%
J. Michael Moore	25%
Mark A. Parkey	25%
The bonuses will generally be determined based upon the Company’s achieving designated levels of earnings before net interest expense, income taxes, depreciation, amortization, pre-opening expense, and any stock option expense or “adjusted EBITDA.”
The Named Officers are also eligible to receive incentive awards pursuant to the Company’s equity incentive plans.
III. ADDITIONAL INFORMATION. The foregoing information is summary in nature. Additional information regarding director and Named Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2007 annual meeting of stockholders.